Exhibit 99.1

Biodel Announces Plans to Advance BIOD-531 Based On Positive Clinical Trial Results

Phase 1 Clinical Trial Data Demonstrate that Biodel’s Concentrated Insulin BIOD-531 has a More Rapid Absorption and Onset of Action Versus Both Humulin® R U-500 and Humalog® Mix 75/25 and a Duration of Action Consistent with a Basal Insulin

Conference Call and Webcast Will be Held Today, February 12, 2014 at 5:00 pm EST

DANBURY, Conn., February 12, 2014 (GLOBE NEWSWIRE) - Biodel Inc. (Nasdaq: BIOD) today announced preliminary results from Study 3-150, a Phase 1 clinical trial comparing Biodel’s proprietary insulin formulation, BIOD-531, to the marketed products Humulin® R U-500 (U-500R) and Humalog® Mix 75/25. BIOD-531 is an ultra-rapid-acting formulation of recombinant human insulin (RHI) at a concentration of 400 units/ml (U-400) combined with EDTA, citrate and magnesium sulfate. Study 3-150 assessed the pharmacokinetic, pharmacodynamic and injection site toleration profiles of single doses of the study drugs in non-diabetic obese volunteers.   The clinical trial included 1.0 U/kg and 0.5 U/kg doses of BIOD-531, as well as a 1.0 U/kg dose of Humulin® R U-500 and a 0.5 U/kg dose of Humalog® Mix 75/25.

The results of Study 3-150 confirm earlier findings in diabetic swine that BIOD-531 is characterized by rapid absorption and onset of action, and an extended duration of action that is expected to be suitable for basal insulin needs.

Highlights

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BIOD-531 vs. Humulin® R U-500 (1.0 U/kg dose) – Rate of Absorption and Onset of Action

BIOD-531 was associated with an increased rate of absorption as measured by multiple pharmacokinetic parameters including a 92% shorter time to Early ½ T max (11.0 ± 1.9 min) versus U-500R (135.3 ± 34.9 min), a 43% shorter time to Tmax (223.8 ± 62.3 min) versus U-500R (393.3 ± 58.3 min) and a 765% increase in early insulin exposure as measured by AUCins0-30min (2966 ± 383 mU*min/L) versus U-500R (343 ± 74 mU*min/L).  BIOD-531 was associated with a more rapid glucose lowering effect as measured by multiple pharmacodynamic parameters including a 169% increase in AUCGIR0-60min (108.5 ± 22.0 mg/kg) versus U-500R (40.4 ± 10.0 mg/kg).  These differences were all statistically significant.

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BIOD-531 vs. Humalog® Mix 75/25 (0.5 U/kg dose) – Rate of Absorption and Onset of Action

BIOD-531 was associated with an increased rate of absorption as measured by multiple pharmacokinetic parameters including a 66% shorter time to Early ½ Tmax (16.4 ± 4.9 min) versus Humalog ® Mix 75/25 (47.9 ± 2.6 min), an 18% shorter time to Tmax (131.3 ± 43.4 min) versus Humalog® Mix 75/25 (160.0 ± 11.9 min) and a 917% increase in early insulin exposure as measured by AUCins0-30min (1200 ± 141 min) versus Humalog® Mix 75/25 (118 ± 22 mU*min/L).  BIOD-531 was associated with a more rapid

Exhibit 99.1

glucose lowering effect as measured by multiple pharmacodynamic parameters including a 375%  increase in AUCGIR0-60min (68.9 ± 13.4 mg/kg) versus Humalog® Mix 75/25  (14.5 ± 4.7 mg/kg).  With the exception of T max, these differences were all statistically significant.

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BIOD-531 Duration of Action

Pharmacodynamic measurements for BIOD-531, including time to the end of the glucose lowering effect (TGIR Last), at both 1 U/kg (1170.0 ± 59.3 min) and 0.5 U/kg doses (1076.2 ± 50.7 min), support the potential for BIOD-531 to provide basal insulin needs.

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Safety and Toleration

Mean visual analog scores and absolute severity scores were very low for all participants, suggesting excellent injection site tolerability.  There were no statistically significant differences among the treatment groups.

Dr. Alan Krasner, chief medical officer of Biodel, stated: “Patients with type 2 diabetes who use concentrated or pre-mixed insulins may not achieve adequate prandial control due to the slow absorption of currently available therapies.  We believe that the preliminary BIOD-531 data released today support our hypothesis that a concentrated formulation of recombinant human insulin combined with our proprietary excipients can achieve an ultra-rapid-acting onset of action and also provide basal insulin coverage.  This unique pharmacokinetic and pharmacodynamic profile, coupled with its high concentration and therefore low volumes of injection, represents a potential novel therapeutic that could be of use to many patients with diabetes who use higher doses of insulin.”

Dr. Errol De Souza, president and chief executive officer of Biodel, stated: “BIOD-531 is a valuable asset within Biodel’s expanding portfolio.  It appears that it may have utility, and thus warrant development, both in the niche but rapidly growing segment of insulin resistant patients largely treated by endocrinologists and currently served by Humulin® R U-500, as well as in the much larger segment of patients currently using premixed insulins often managed by primary care physicians.  We plan to rapidly advance BIOD-531 into a Phase 2 meal study in diabetic patients to further evaluate the benefits of its ultra-rapid-acting profile on post prandial control of glucose.  In parallel, we will be contacting and working with the FDA to define the clinical development program that will best characterize BIOD-531 so that we can rapidly advance BIOD-531 into late stage clinical development as warranted by the results of earlier stage clinical trials.”

Exhibit 99.1

Pharmacokinetic and Pharmacodynamic Profiles of BIOD-531 Vs. Humulin® R U-500 or Humalog® Mix 75/25
Parameter	Pharmacokinetic (PK) or Pharmacodynamic (PD) Variable		Treatment Group Comparison
			BIOD-531 (1 U/Kg) (n=12)	Humulin® R U-500 (1 U/Kg) (n=12)	P-Value of BIOD-531 Vs. U-500	BIOD-531 (0.5 U/Kg) (n=12)	Humalog® Mix 75/25 (0.5 U/Kg) (n=12)	P-Value of BIOD-531 Vs. 75/25 Mix
ABSORPTION	PK	Early ½ Tmax (minutes)	11.0 ± 1.9 [8.2]	135.3 ± 34.9 [99.6]	0.001	16.4 ± 4.9 [10.4]	47.9 ± 2.6 [46.3]	0.002
		Tmax (minutes)	223.8 ± 62.3 [195.0]	393.3 ± 58.3 [360.0]	0.006	131.3 ± 43.4 [37.5]	160.0 ± 11.9 [150.0]	0.846
		AUC ins 0-30 min (mU*min/L)	2966 ± 383 [3163]	343 ± 74 [249]	0.001	1200 ± 141 [1190]	118 ± 22 [96]	<0.001
		AUC ins 0-60 min (mU*min/L)	6375 ± 681 [5911]	1773 ± 238 [1575]	0.001	2642 ± 223 [2793]	996 ± 136 [868]	<0.001
	PD	AUCGIR 0-60 min (mg/Kg)	108.5 ± 22.0 [101.1]	40.4 ± 10.0 [44.5]	0.001	68.9 ± 13.4 [52.8]	14.5 ± 4.7 [6.4]	<0.001
DURATION OF ACTION	PK	Late ½ Tmax (minutes)	633.6 ± 42.1 [674.6]	900.5 ± 70.9 [858.9]	0.002	530.6 ± 59.5 [583.9]	495.7 ± 63.0 [429.7]	0.519
	PD	TGIR-50%-late (minutes)	838.2 ± 52.8 [845]	1007.7 ± 75.5 [967]	0.008	830.3 ± 70.1 [770]	925.2 ± 90.5 [967]	0.380
		TGIR Last (minutes)	1170.0 ± 59.3 [1188.5]	1353.0 ± 79.7 [1500]	0.002	1076.2 ± 50.7 [1028.5]	1304 ± 53.6 [1321.5]	0.002
Data represent the Mean ± SEM; Median Values are presented in [parentheses].

Exhibit 99.1

Study Design

Study 3-150 is a four-way cross-over Phase 1 clinical trial in which the pharmacokinetic, pharmacodynamic and injection site toleration profiles of BIOD-531 were evaluated and compared to Humulin® R U-500 and to Humalog® Mix 75/25. Thirteen non-diabetic obese volunteers with a median body weight of approximately 100 kg were randomized.  Subjects received a single injection of each insulin on separate days in a randomized treatment sequence. The identity of each study drug was blinded at the time of the injection. After each test injection, volunteers underwent euglycemic clamp studies to determine the pharmacodynamic profile of the study drug. On two of the test days, BIOD-531 and Humulin® R U-500 were administered at doses of 1.0 U/kg, which is the range used by patients with type 2 diabetes and severe insulin resistance. On the other two days of the four-period study, BIOD-531 and Humalog® Mix 75/25 were administered at doses of 0.5 U/kg. This dose reflects that which might be used by patients with moderate degrees of insulin resistance who use premixes.  Injection site toleration was assessed with a 100 mm visual analog scale.

About BIOD-531

Biodel's concentrated insulin BIOD-531 contains 400 units per milliliter (U-400) of recombinant human insulin formulated with EDTA, citrate and magnesium sulfate. Based on its unique combination of ultra-rapid absorption with a basal duration profile, BIOD-531 may provide superior meal-time glucose control for patients using Humulin® R, U-500. For patients using premixed prandial/basal insulins, BIOD-531 could enable patients to minimize injection volume while benefitting from the ultra-rapid onset of action.

The current unmet medical need for a concentrated ultra-rapid-acting insulin formulation exists among a subset of type 2 diabetes patients who demonstrate severe insulin resistance and require greater than 200 units of insulin daily to meet their insulin needs. Currently Eli Lilly's Humulin® R U-500 is the only concentrated RHI product on the U.S. market. Humulin ® R U-500 concentrated insulin has a suboptimal pharmacokinetic and pharmacodynamic profile with a more delayed onset than U-100 regular human insulin or rapid-acting insulin analog formulations.

Eli Lilly and Novo Nordisk market preparations of human insulin or rapid-acting analog prandial insulins premixed with intermediate-acting basal neutral protamine insulins in a variety of ratios such as 70/30, 75/25 and 50/50. Premixes provide basal and bolus therapy with fewer injections per day. Premixes represent approximately thirty percent of the more than $8 billion global rapid-acting prandial insulin market.

Exhibit 99.1

Conference Call and Webcast Information

Biodel's senior management will host a conference call on Wednesday, February 12, 2014 beginning at 5:00 p.m. Eastern Standard Time to discuss these results. A live audio and visual webcast of the conference call will be available to investors, members of the news media and the general public by going to http://www.media-server.com/m/p/7yoxzta7. To access audio only by telephone, dial (877) 303-8028. (United States) or +1 (760) 536-5167 (international). An archived version of the webcast will be available on Biodel's website. Interested parties may also access an audio replay by dialing (855) 859-2056 (US) or (404) 537-3406 (International) and entering conference ID number 30917555.

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about future activities related to the clinical development plans for the company's drug candidates, including the potential timing, design and outcomes of clinical trials; and the company's ability to develop and commercialize product candidates. Forward-looking statements represent our management's judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company's forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the "rapid-acting" mealtime insulin analogs presently used to treat patients with type 1 and type 2 diabetes and our glucagon presentation that is intended to treat patients experiencing severe hypoglycemia; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or FDA, to secure approval to commercialize a proprietary formulation of injectable insulin or a stable glucagon presentation; the success of our formulation development work with insulin analog-based formulations of a proprietary injectable insulin and a stable glucagon presentation; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™

Exhibit 99.1

(formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the quarter ended December 31, 2013. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD-G

CONTACT: John Graziano, +1-646-378-2942

SOURCE Biodel Inc.